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                                                                       EXHIBIT 8
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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

EDITH CITRON,

                      Plaintiff,           C.A. No. 14172

          - v. -

ROLAND HADEN, MARTIN HOFFMAN, GENE
KIEFFER, FRANCINE NEFF, JAMES BITONTI,
LEE KLING, DAVID TACKE, F. BUEHRING,
CHARLES GABRIEL, LOWELL LAWSON and
E-SYSTEMS, INC.,

                    Defendants.

                            CLASS ACTION COMPLAINT
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                                  THE PARTIES
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        1. Plaintiff, Edith Citron is and has been at all relevant times the owner of shares of common stock of E-Systems, Inc. ("E-Systems" or the "Company").

        2. Defendant E-Systems is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located in Dallas, Texas. The Company manufactures electronic systems and products for military and commercial security systems. Products include surveillance applications, deception devices, data processing and information displays. The Company also produces automatic control systems for aircrafts, missile steering and navigational devices.
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        3. (a) Defendant Roland Haden ("Haden") is and was at all times relevant hereto a director and/or officer of the Company.

        (b) Defendant Martin Hoffman ("Hoffman") is and was at all times relevant hereto a director and/or officer of the Company.

        (c) Defendant Gene Kieffer ("Kieffer") is and was at all times relevant hereto a director and/or officer of the Company.

        (d) Defendant Francine Neff ("Neff") is and was at all times relevant hereto a director and/or officer of the Company.

        (e) Defendant James Bitonti ("Bitonti") is and was at all times relevant hereto a director and/or officer of the Company.

        (f) Defendant Lee Kling ("Kling") is and was at all times relevant hereto a director and/or officer of the Company.

        (g) Defendant David Tacke ("Tacke") is and was at all times relevant hereto a director and/or officer of the Company.

        (h) Defendant F. Buehring ("Buehring") is and was at all times relevant hereto a director and/or officer of the Company.

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        (i) Defendant Charles Gabriel ("Gabriel") is and was at all times relevant hereto a director and/or officer of the Company.

        (j) Defendant Lowell Lawson ("Lawson") is and was at all times relevant hereto a director and/or officer of the Company.

        4. The defendants named in paragraph 3 above ("Individual Defendants"), as directors and/or officers of E-Systems, owe fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the Class (as defined below).


                           CLASS ACTION ALLEGATIONS
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        5. Plaintiff brings this action pursuant to Rule 23 of the Rules of this
Court, on behalf of herself and all other stockholders of the Company as of April 3, 1995 (except the defendants herein and any persons, firms, trust, corporation, or other entity related to or affiliated with them) and their successors in interest, who are or will be threatened with deprivation of their equity interest in E-Systems by reason of the proposed transaction described herein (the "Class").

        6. This action is properly maintainable as a class action for the following reasons:

        (a) The Class is so numerous that joinder of all members is impracticable. There are over 34 million shares

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of E-Systems' common stock outstanding. There are over 10,000 holders of record.

                (b) There are questions of law and fact which are common to the Class including, inter alia, the following:
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                        (i) Whether defendants have engaged and are continuing
to engage in a plan and scheme to benefit themselves at the expense of the members of the Class;

                        (ii) Whether defendants have disclosed all material facts in connection with the challenged transaction; and

                        (iii) Whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from effecting the transaction challenged herein;

                (c) The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be injured by defendants' actions.

                (d) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

                    BACKGROUND AND SUBSTANTIVE ALLEGATIONS
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        7. On April 3, 1995 E-Systems announced that Raytheon Co. had agreed to purchase E-Systems for more than $2.3 billion or $64 per share. Under the Agreement, Raytheon will commence a tender offer on April 3, 1995,

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which is scheduled to close April 28, 1995.

        8. The agreement was made without a market check to determine E-Systems' worth as a take-over candidate, notwithstanding that E-Systems has been mentioned as a possible takeover target recently.

        9. In agreeing to the transaction, the Individual Defendants have undervalued E-Systems by ignoring the full value of its assets and future prospects.

        10. The defendants are in possession of information concerning the financial condition and prospects of E-Systems, and especially the true value and expected increased future value of E-Systems and its assets which they have not disclosed to E-Systems' public stockholders.

        11. The defendant fiduciaries have clear and material conflicts of interest and are acting to better their own interests at the expense of E-Systems' public stockholders. For example, under the terms of the agreement, the entire E-Systems board of directors will be retained as an advisory board for five years with full compensation.

        12. Prior to announcing the proposed transaction, the Individual Defendants have not adequately considered or encouraged other possible purchasers of and offers for E-Systems, nor have they acted in a manner designed to obtain the best transaction available for E-Systems' public stockholders.

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        13. Indeed, defendants have placed onerous obstacles in the way of any other emerging bidder. Any potential rival bidder, under the terms of the proposed transaction, will have to pay a $75 million bust-up fee, plus expenses to Raytheon.

        14. The proposed buyout is wrongful, unfair and harmful to E-Systems' public stockholders, and represents an effort by E-Systems management to aggrandize their own financial position and interests at the expense of and to the detriment of E-Systems' public stockholders. The transaction is an attempt to deny plaintiff and the other members of the Class their right to share proportionately in the true value of E-Systems' valuable assets and future growth in profits and earnings.

        15. The Individual Defendants, in failing to disclose the material non-public information in their possession as to the value of E-Systems' assets, the full extent of the future earnings potential of E-Systems and its expected increase in profitability, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the member of the Class.

        16. As a result of the Individual Defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive the true value of E-Systems' assets and business and

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will be prevented from obtaining the maximum value of their equity ownership in a sale of the Company. Unless the proposed transaction is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's length negotiations with potential acquirers, and may consummate the proposed acquisition of E-Systems all to the irreparable harm of the members of the Class.

        17. Plaintiff and the Class have no adequate remedy at law.

        WHEREFORE, plaintiff prays for judgment and relief as follows:

                (A) Declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as a representative of the Class;

                (B) Declaring that defendants and each of them have committed or aided and abetted a gross abuse of trust and have breached their fiduciary and other duties to plaintiff and the other members of the Class;

                (C) Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed merger transaction;

                (E) In the event the proposed merger is


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consummated, rescinding it and setting it aside;

        (F) Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

        (G) Awarding plaintiff costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

        (H) Granting such other and further relief as the Court may deem just and proper.


Dated:   April 3, 1995

                                   ROSENTHAL, MONHAIT, GROSS &
                                    GODDESS, P.A.


                                   By: /s/
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                                      Suite 214
                                      First Federal Plaza
                                      P.O. Box 1070
                                      Wilmington, Delaware 19899
                                      (302) 656-4433
                                      Attorneys for Plaintiff

OF COUNSEL:

ABBEY & ELLIS
212 East 39th Street
New York, New York 10016
(212) 889-3700


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